Exhibit 23.2

Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated January 26, 2008 entitled "Review And Recommendations For Saskatchewan Mineral Claim #142641” in the Registration Statement on Form S-1 filed by Legend Mining Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Legend Mining Inc.’s summary of my geological report in its registration statement and concur with its contents.  I also consent to the inclusion of my name as an expert in Legend Mining Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

June 1, 2008

/s/ George C. Sharpe

George C. Sharpe

Professional Geologist